$2,100,000,000


CREDIT AGREEMENT


dated as of

November 15, 2004


among


The Clorox Company,


The Banks Listed Herein,

Citicorp North America, Inc. and
JPMorgan Chase Bank, N.A.,
as Administrative Agents,

Citicorp North America, Inc.,
as Servicing Agent,

and

Goldman Sachs Credit Partners L.P.,
as Syndication Agent



_______________________

Citigroup Global Markets Inc.
and
J.P. Morgan Securities Inc.
Joint Lead Arrangers and Joint Bookrunners




TABLE OF CONTENTS
	Page

ARTICLE 1
DEFINITIONS
Section 1.01.  Definitions	1
Section 1.02.  Accounting Terms and Determinations	11
Section 1.03.  Types of Borrowing	11
ARTICLE 2
THE CREDITS
Section 2.01.  Commitments to Lend	11
Section 2.02.  Notice of Borrowing	12
Section 2.03.  [Reserved].	12
Section 2.04.  Notice to Banks; Funding of Loans	12
Section 2.05.  Notes	13
Section 2.06.  Maturity of Loans	13
Section 2.07.  Interest Rates	13
Section 2.08.  Method of Electing Interest Rates	15
Section 2.09.  Fees	16
Section 2.10.  Optional Termination or Reduction of Commitments	16
Section 2.11.  Mandatory Termination or Reduction of Commitments	17
Section 2.12.  Optional Prepayments	18
Section 2.13.  General Provisions as to Payments	19
Section 2.14.  Funding Losses	19
Section 2.15.  Computation of Interest and Fees	20
Section 2.16.  Regulation D Compensation	20
ARTICLE 3
CONDITIONS
Section 3.01.  Effectiveness	20
Section 3.02.  Borrowings	21
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Section 4.01.  Corporate Existence and Power	22
Section 4.02.  Corporate and Governmental Authorization; No
Contravention	22
Section 4.03.  Binding Effect	22
Section 4.04.  Financial Information.	22
Section 4.05.  Litigation	23
Section 4.06.  Compliance with ERISA	23
Section 4.07.  Environmental Matters	23
Section 4.08.  Taxes	24
Section 4.09.  Subsidiaries	24
Section 4.10.  Full Disclosure	24
ARTICLE 5
COVENANTS
Section 5.01. Information	24
Section 5.02.  Maintenance of Property; Insurance	26
Section 5.03.  Conduct of Business and Maintenance of Existence	27
Section 5.04.  Compliance with Laws	27
Section 5.05.  Consolidated Leverage Ratio	27
Section 5.06.  Negative Pledge	27
Section 5.07.  Consolidations, Mergers and Sales of Assets	28
Section 5.08.  Use of Proceeds	29
ARTICLE 6
DEFAULTS
Section 6.01.  Events of Default	29
Section 6.02.  Notice of Default	31
ARTICLE 7
THE AGENTS
Section 7.01.  Appointment and Authorization	31
Section 7.02.  Agents and Affiliates	31
Section 7.03.  Action by Administrative Agents and Servicing Agent	32
Section 7.04.  Consultation with Experts	32
Section 7.05.  Liability of Administrative Agents and Servicing
Agent	32
Section 7.06.  Indemnification	32
Section 7.07.  Credit Decision	33
Section 7.08.  Successor Agents	33
Section 7.09.  Fees	33
Section 7.10.  Syndication Agent	33
ARTICLE 8
CHANGE IN CIRCUMSTANCES
Section 8.01.  Basis for Determining Interest Rate Inadequate or
Unfair	33
Section 8.02.  Illegality	34
Section 8.03.  Increased Cost and Reduced Return	35
Section 8.04.  Taxes	36
Section 8.05.  Base Rate Loans Substituted for Affected Euro-Dollar
Loans	37
Section 8.06.  Substitution of Bank	38
ARTICLE 9
MISCELLANEOUS
Section 9.01.  Notices	38
Section 9.02.  No Waivers	38
Section 9.03.  Expenses, Documentary Taxes; Indemnification	39
Section 9.04.  Sharing of Set-Offs	39
Section 9.05.  Amendments and Waivers	40
Section 9.06.  Successors and Assigns	40
Section 9.07.  Confidentiality	41
Section 9.08.  Collateral	42
Section 9.09.  Governing Law; Submission to Jurisdiction	42
Section 9.10.  Counterparts; Integration	43
Section 9.11.  WAIVER OF JURY TRIAL	43
Section 9.12.  USA Patriot Act	43

Commitment Schedule
Exhibit A  - Note
Exhibit B  - Opinion of General Counsel for the Borrower
Exhibit C  - Opinion of Special Counsel for the
Administrative Agents
Exhibit D  - Assignment and Assumption Agreement




AGREEMENT dated as of November 15, 2004 among THE
CLOROX COMPANY, the BANKS listed on the signature pages hereof, CITICORP NORTH AMERICA, INC. and JPMORGAN CHASE BANK, N.A., as Administrative Agents, CITICORP NORTH AMERICA, INC., as Servicing Agent and GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent.
The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01.  Definitions.   The following terms, as
used herein, have the following meanings:
"Administrative Agent" means each of Citicorp North
America, Inc. and JPMorgan Chase Bank, N.A. in its capacity as an administrative agent for the Banks hereunder, and its successors in such capacity.
"Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Servicing Agent, completed by such Bank and submitted to the Servicing Agent (with a copy to the Borrower).
"Agent" means any of the Administrative Agents, the Servicing Agent and the Syndication Agent, and "Agents" means any two or more of the foregoing, as the context may require. "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office. "Applicable Margin" means at any date (i) with respect to any Base Rate Loan, 0% per annum and (ii) with respect to any Euro-Dollar Loan, 0.335% per annum if Utilization at such date is less than or equal to 50% and 0.485% per annum if Utilization at such date is greater than 50%; provided that at any date on which an Event of Default shall have occurred and be continuing, the Applicable Margin determined as set forth above shall be increased by 2.00% per annum.
"Assignee" has the meaning set forth in Section
9.06(c).
"Bank" means each bank or other financial institution listed on the signature pages hereof, each Person which becomes a Bank pursuant to Section 8.06 or 9.06(c), and their respective successors.
"Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Citibank Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.
"Base Rate Loan" means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of
Section 2.08(a) or Article 8.


"Benefit Arrangement" means, at any time, an employee
benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
"Board" means the Board of Governors of the Federal
Reserve System of the United States.
"Borrower" means The Clorox Company, a Delaware
corporation, and its successors.
"Borrower's 2004 Form 10-K" means the Borrower's annual report on Form 10-K for the year ended June 30, 2004, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
"Borrowing" has the meaning set forth in Section 1.03. "Business Day" means any day other than a Saturday,
Sunday or other day on which banks in the State of New York are required or permitted to close; provided, however, that when used in connection with a Euro-Dollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits on the London interbank market.
"Citibank Rate" means the rate of interest per annum
publicly announced from time to time by Citibank, N.A. as its base rate in effect at its principal office in New York City; each change in the Citibank Rate shall be effective on the date such change is publicly announced.
"Commitment" means (i) with respect to each Bank listed
on the Commitment Schedule, the amount set forth opposite such Bank's name on the Commitment Schedule and (ii) with respect to any Assignee which becomes a Bank pursuant to
Section 9.06(c), the amount of the transferor Bank's Commitment assigned to it pursuant to Section 9.06(c), in each case as such amount may be changed from time to time pursuant to Section 2.10 or 9.06(c); provided that, if the context so requires, the term "Commitment" means the obligation of a Bank to extend credit up to such amount to the Borrower hereunder.
"Commitment Schedule" means the Commitment Schedule
attached hereto.
"Consolidated Debt" means, at any date, the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.
"Consolidated Net Earnings" means, for any period, the consolidated total net earnings of the Borrower and its Consolidated Subsidiaries for such period.
"Consolidated EBITDA" means, for any period,
Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Expense, (ii) income tax expense and (iii) depreciation, amortization and other similar non-cash charges. "Consolidated Interest Expense" means, for any period, the net interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period.
"Consolidated Net Income" means, for any period, the
net income of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period, adjusted to exclude the effect of any extraordinary gain or loss. "Consolidated Net Sales" means, for any period, the consolidated total net sales of the Borrower and its Consolidated Subsidiaries for such period.
"Consolidated Net Worth" means, at any date, the
consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries determined as of such date. "Consolidated Subsidiary" means at any date any
Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.
"Consolidated Total Assets" means, at any date, the consolidated total assets of the Borrower and its Consolidated Subsidiaries at such date.
"Debt" of any Person means, at any date, without
duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section
5.06 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument,
(vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Debt of others Guaranteed by such Person; provided that Debt of the Borrower shall not include the Borrower's obligations to make payments of principal and interest to the lessee under a "safe harbor lease" (as defined in Section 168(f)(8) of the Internal Revenue Code of 1954, as amended through 1986) to the extent that such obligations (x) are offset by the lessee's obligations to make rental payments to the Borrower in the same amounts and on the same dates and (y) are not payable if the lessee fails to make such offsetting payments.
"Default" means any condition or event which
constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
"Derivatives Obligations" of any Person means all
obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, forward purchase, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.
"Domestic Lending Office" means, as to each Bank, its
office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Servicing Agent.
"Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.
"Environmental Laws" means any and all federal, state,
local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.
"ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, or any successor statute.
"ERISA Group" means the Borrower, any Subsidiary and
all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
"Euro-Dollar Lending Office" means, as to each Bank,
its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch, or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Servicing Agent. "Euro-Dollar Loan" means a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.
"Euro-Dollar Rate" means a rate of interest determined pursuant to Section 2.07(b) on the basis of a London Interbank Offered Rate.
"Euro-Dollar Reserve Percentage" means, for any day,
that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). "Event of Default" has the meaning set forth in Section
6.01.
"Existing Credit Agreement" means the Five Year Credit Agreement dated as of March 7, 2002 among The Clorox Company, the Banks (as defined therein), Bank of America N.A., Citicorp USA, Inc., Toronto Dominion (Texas) Inc. and Wachovia Bank, N.A., as Co-Syndication Agents and JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank), as Administrative Agent.
"Facility Fee Rate" means a rate of 0.065% per annum. "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Citibank, N.A. on such day on such transactions as determined by the Servicing Agent.
"Fitch" means Fitch, Inc.
"Group of Loans" means, at any time, a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time and (ii) all Euro-Dollar Loans having the same Interest Period at such time, provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made. "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. "Indemnitee" has the meaning set forth in Section
9.03(b).
"Interest Period" means, with respect to each Euro-
Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in such notice; provided that:
(a)	any Interest Period which would otherwise end
on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)	any Interest Period which begins on the last
Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause 1(c) below, end on the last Business Day of a calendar month; and
(c)	no Interest Period for any Loan may end after
the Termination Date.
"Internal Revenue Code" means the Internal Revenue Code
of 1986, as amended, or any successor statute.
"Lien" means, with respect to any asset, any mortgage,
lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
"Loan" means a loan made pursuant to Section 2.01;
provided that, if any such Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
"London Interbank Offered Rate" has the meaning set
forth in Section 2.07(b).
"Margin Regulations" means Regulations G, T, U and X of
the Board, as in effect from time to time.
"Material Debt" means Debt (other than the Notes) of
the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate outstanding principal or face amount exceeding $30,000,000.
"Material Financial Obligations" means a principal or
face amount of Debt and/or payment obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $30,000,000. "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of
$75,000,000.
"Material Subsidiary" means any Subsidiary with net
sales in excess of 10% of Consolidated Net Sales or net earnings in excess of 10% of Consolidated Net Earnings for the most recently completed fiscal year or total assets in excess of 10% of Consolidated Total Assets at the end of such fiscal year; provided that if the aggregate amount of net earnings, net sales or total assets (as of the end of, or for, the most recently completed fiscal year) of all of the Subsidiaries that are not Material Subsidiaries as defined above exceeds either 10% of Consolidated Net Earnings, 10% of Consolidated Net Sales or 10% of Consolidated Total Assets (as set forth in the most recent financial statements provided by the Borrower pursuant to Section 4.04(a) or
Section 5.01(a)), the Required Banks may, by notice to the Borrower, designate one or more additional Subsidiaries as Material Subsidiaries until, after giving effect to such designations, the aggregate amount of net earnings, net sales or total assets (as of the end of, or for, the most recently completed fiscal year) of all of the Subsidiaries that are not Material Subsidiaries no longer exceeds, either, 10% of Consolidated Net Earnings, 10% of Consolidated Net Sales or 10% of Consolidated Total Assets (as set forth in such financial statements). At the date of this Agreement, the Material Subsidiaries are (i) The Clorox Sales Company, (ii) The Kingsford Products Company, (iii) The Glad Products Company and (iv) The HV Food Products Company.
"Multiemployer Plan" means at any time an employee
pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
"Net Proceeds" means, with respect to any Reduction
Event, (a) the cash proceeds received by the Borrower and its Subsidiaries in respect of such event including any cash received in respect of any non-cash proceeds, but only as and when received, net of (b) all reasonable fees and out-of-pocket expenses paid by the Borrower and its Subsidiaries to third parties in connection with such event.
"Notes" means promissory notes of the Borrower,
substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder. "Notice of Borrowing" has the meaning set forth in
Section 2.02.
"Notice of Interest Rate Election" has the meaning set
forth in Section 2.08.
"Parent" means, with respect to any Bank, any Person
controlling such Bank.
"Participant" has the meaning set forth in Section
9.06(b).
"PBGC" means the Pension Benefit Guaranty Corporation
or any entity succeeding to any or all of its functions under
ERISA.
"Person" means an individual, a corporation, a
partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
"Plan" means at any time an employee pension benefit
plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group. "Quarterly Payment Dates" means each March 31, June 30, September 30 and December 31.
"Reduction Event" means any issuance by the Borrower or
any of its Subsidiaries of any equity securities or any debt securities with a maturity in excess of one year (other than Debt incurred under the Revolving Facility).
"Reference Banks" means the principal London offices of Citibank, N.A. and JPMorgan Chase Bank, N.A..
"Regulation U" means Regulation U of the Board, as in
effect from time to time.
"Required Banks" means at any time Banks having more
than 50% of the aggregate amount of the Commitments then in effect or, if the Commitments shall have been terminated, holding Notes evidencing more than 50% of the aggregate unpaid principal amount of the Loans.
"Revolving Facility" has the meaning set forth in
Section 2.11(b).
"S&P" means Standard & Poor's Ratings Group.
"Servicing Agent" means Citicorp North America, Inc. in
its capacity as servicing agent for the Banks hereunder, and its successors in such capacity.
"Subsidiary" means any corporation or other entity of
which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.
"Syndication Agent" means Goldman Sachs Credit Partners
L.P., in its capacity as syndication agent in respect of this
Agreement.
"Termination Date" means May 15, 2005, or, if such day
is not a Business Day, the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Business Day.
"Type" means the pricing option of a Loan (i.e.,
whether such Loan is a Base Rate Loan or a Euro-Dollar Loan). "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
"United States" means the United States of America,
including the States and the District of Columbia, but excluding its territories and possessions.
"Utilization" means, at any date, the percentage
equivalent of a fraction (i) the numerator of which is the aggregate outstanding principal amount of the Loans at such date and (ii) the denominator of which is the aggregate amount of the Commitments at such date. If for any reason any Loans remain outstanding following termination of the Commitments, Utilization shall be deemed to be 100%. "Wholly-Owned Consolidated Subsidiary" means any
Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.
Section 1.02.  Accounting Terms and Determinations.
Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Administrative Agents that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agents notify the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.
Section 1.03.  Types of Borrowing.  The term
"Borrowing" denotes (i) the aggregation of Loans made or to be made to the Borrower pursuant to Article 2 on the same day, all of which Loans are of the same Type (subject to
Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period or (ii) if the context so requires, the borrowing of such Loans. Borrowings are classified for purposes of this Agreement by reference to the Type of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans).
ARTICLE 2
THE CREDITS
Section 2.01.  Commitments to Lend.  Each Bank
severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time prior to the Termination Date; provided that, immediately after each such loan is made, the aggregate principal amount of Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.12, prepay Loans and reborrow at any time prior to the Termination Date.
Section 2.02.  Notice of Borrowing.  The Borrower shall
give the Servicing Agent notice (a "Notice of Borrowing") not later than 10:30 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Business Day before each Euro-Dollar Borrowing, specifying:
(i)	the date of such Borrowing, which shall be a
Business Day,
(ii)	the aggregate amount of such Borrowing,
(iii)	whether the Loans comprising such Borrowing
are to be Base Rate Loans or Euro-Dollar Loans, and
(iv)	in the case of a Euro-Dollar Borrowing, the
duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
Section 2.03.  [Reserved].
Section 2.04.  Notice to Banks; Funding of Loans.  (a)
Upon receipt of a Notice of Borrowing, the Servicing Agent shall promptly notify each Bank of the contents thereof and of such Bank's share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.
(b)	Not later than 12:00 Noon (New York City time) on the
date of each Borrowing, each Bank shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Servicing Agent at its address specified in or pursuant to Section 9.01. Unless the Servicing Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Servicing Agent will make the funds so received from the Banks available to the Borrower at the Servicing Agent's aforesaid address.
(c)	Unless the Servicing Agent shall have received notice
from a Bank prior to the date of any Borrowing that such Bank will not make available to the Servicing Agent such Bank's share of such Borrowing, the Servicing Agent may assume that such Bank has made such share available to the Servicing Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.04 and the Servicing Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Servicing Agent, such Bank and the Borrower severally agree to repay to the Servicing Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Servicing Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Servicing Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.
Section 2.05.  Notes.  (a) Each Bank may, by notice to
the Borrower and the Administrative Agents, request (i) that its Loans be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans or (ii) that its Loans of a particular Type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be promptly furnished to the requesting Bank and shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.
(b)	Each Bank shall record the date, amount, Type and
maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.
Section 2.06.  Maturity of Loans.  Each Loan shall
mature, and the principal amount thereof shall be due and payable (together with accrued interest thereon), on the Termination Date.
Section 2.07.  Interest Rates.  (a)  Each Base Rate
Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.
(b)	Each Euro-Dollar Loan shall bear interest on the
outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the London Interbank Offered Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.
(c)	Any overdue principal of or interest on any Euro-
Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the London Interbank Offered Rate applicable to such Loan at the date such payment was due plus the Applicable Margin (determined for this purpose without giving effect to the proviso to the definition of such term) and (ii) the sum of the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than three months as the Servicing Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage plus the Applicable Margin (determined for this purpose without giving effect to the proviso to the definition of such term) (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day).
(d)	The Servicing Agent shall determine each interest
rate applicable to the Loans hereunder. The Servicing Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
(e)	Each Reference Bank party hereto agrees to use its
best efforts to furnish quotations to the Servicing Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Servicing Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.
Section 2.08.  Method of Electing Interest Rates.  (a)
The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to
Section 2.08(d) and the provisions of Article 8, as follows):
(i)	if such Loans are Base Rate Loans, the
Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Business Day; and
(ii)	if such Loans are Euro-Dollar Loans, the
Borrower may elect to convert such Loans to Base Rate Loans as of any Business Day or to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to
Section 2.14 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.
Each such election shall be made by delivering a notice
(a "Notice of Interest Rate Election") to the Servicing Agent not later than 10:30 A.M. (New York City time) on the third Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.
(b)	Each Notice of Interest Rate Election shall specify:
(i)	the Group of Loans (or portion thereof) to
which such notice applies;
(ii)	the date on which the conversion or
continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.08(a) above;
(iii)	if the Loans comprising such Group are to be
converted, the new Type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and
(iv)	if such Loans are to be continued as Euro-
Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.
Each Interest Period specified in a Notice of Interest
Rate Election shall comply with the provisions of the definition of Interest Period.
(c)	Promptly after receiving a Notice of Interest Rate
Election from the Borrower pursuant to Section 2.08(a) above, the Servicing Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.
(d)	The Borrower shall not be entitled to elect to
convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Servicing Agent.
(e)	If any Loan is converted to a different Type of Loan,
the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.
(f)	A conversion or continuation pursuant to this Section
2.08 is not a Borrowing.
Section 2.09.  Fees.  The Borrower shall pay to the
Servicing Agent for the account of the Banks ratably a facility fee at the Facility Fee Rate. Such facility fee shall accrue (i) from and including the Effective Date to but excluding the date of termination of the Commitments in their entirety, on the daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including such date of termination to but excluding the date the Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Loans. Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the date hereof, and on the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).
Section 2.10. Optional Termination or Reduction of Commitments. The Borrower may, upon at least three Business Days' notice to the Servicing Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time the unused portions of the Commitments; provided that each such reduction shall reduce the Commitments by an aggregate amount of $5,000,000 (or any larger multiple of $1,000,000).
Section 2.11. Mandatory Termination or Reduction of Commitments. (a) The Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.
(b)	The Commitments shall be permanently and ratably
reduced on the closing date of a revolving credit facility in an anticipated amount of $1,300,000,000 (the "Revolving Facility") to refinance the Borrower's $600,000,000 Credit Agreement dated as of June 28, 2004 by the amount that is equal to the total commitments under the Revolving Facility minus $850,000,000.
(c)	The Commitments shall be ratably reduced
automatically in the event that the Borrower or any of its Subsidiaries shall at any time, or from time to time, after the date hereof receive any Net Cash Proceeds of any Reduction Event, by an amount equal to the largest multiple of $1,000,000 which does not exceed the amount of such Net Cash Proceeds. The reductions in the Commitments required by this subsection shall be effective on the fifth Euro-Dollar Business Day following receipt by the Borrower or any of its Subsidiaries, as the case may be, of such Net Cash Proceeds; provided that
(i)	if the amount of the Net Cash Proceeds in
respect of any Reduction Event is less than $5,000,000, such reduction shall be effective upon receipt of proceeds such that, together with all other such amounts received in the same calendar month and not previously applied, the amount of such Net Cash Proceeds is equal to at least $5,000,000; and
(ii)	if and to the extent such reduction would
otherwise reduce the aggregate amount of the Commitments to an amount less than the related Dedicated Amount, such reduction shall, unless the Servicing Agent otherwise notifies the Borrower upon request of the Required Banks, be deferred so as to become effective simultaneously with reductions in the Dedicated Amount. For purposes of this clause (ii):
"Dedicated Amount" means the sum of the aggregate principal amount of Euro-Dollar Loans and the aggregate face amount of Supported Commercial Paper which, in each case, are outstanding at the time the Borrower or a Subsidiary receives Net Cash Proceeds of the related Reduction Event. The Dedicated Amount shall be reduced (i) at the last day of the then current Interest Period(s) for such Euro-Dollar Loans and (ii) at each subsequent maturity of such Supported Commercial Paper by the related amount of Euro-Dollar Loans or maturing Supported Commercial Paper, as the case may be. "Supported Commercial Paper" means commercial paper of the Borrower which requires liquidity support in the form of undrawn bank commitments and for which no such commitments other than the Commitments are available. At any time at which the Borrower has other committed bank facilities available as liquidity support for commercial paper, outstanding commercial paper shall be allocated first to such other facilities, so that only the amount which cannot be supported thereby shall constitute Supported Commercial Paper. Such allocation to other facilities shall be in inverse order of maturity, so that the earliest maturing commercial paper shall be Supported Commercial Paper.
The Borrower shall notify the Servicing Agent within
two Business Days of receipt by it or a Subsidiary of Net Cash Proceeds of a Reduction Event, specifying the date and amount thereof and, if the provisions of clause (ii) relating to Supported Commercial Paper are applicable, setting forth sufficient information with respect thereto to determine the resultant schedule for reduction of the Commitments.
(d)	On the date of any reduction of Commitments pursuant
to this Section, the Borrower shall repay such principal amount (together with accrued interest thereon) of, first, outstanding Base Rate Loans, if any, and second, outstanding Euro-Dollar Loans, if any, as may be necessary so that after such repayment the aggregate outstanding principal amount of the Loans does not exceed the amount of the Commitment as then reduced. Within the foregoing limits of this subsection
(d), each required payment or prepayment shall be made with respect to such outstanding Borrowings as the Borrower may designate to the Servicing Agent not less than three Euro-Dollar Business Days prior to the date required for such payment or prepayment or, failing such designation by the Borrower, as the Servicing Agent may specify by notice to the Borrower and the Banks.
Section 2.12.  Optional Prepayments.  (a) Subject in
the case of any Euro-Dollar Borrowing to Section 2.14, the Borrower may, upon at least one Business Day's notice to the Servicing Agent, prepay any Group of Base Rate Loans or upon at least three Business Days' notice to the Servicing Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $25,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group.
(b)	Upon receipt of a notice of prepayment pursuant to
this Section, the Servicing Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.
Section 2.13.  General Provisions as to Payments.  (a)
The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without set-off or counterclaim, to the Servicing Agent at its address referred to in Section 9.01. The Servicing Agent will promptly distribute to each Bank its ratable share of each such payment received by the Servicing Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
(b)	Unless the Servicing Agent shall have received notice
from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Servicing Agent may assume that the Borrower has made such payment in full to the Servicing Agent on such date and the Servicing Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.
If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Servicing Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Servicing Agent, at the Federal Funds Rate.
Section 2.14.  Funding Losses.  If the Borrower makes
any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a different Type of Loan (whether such payment or conversion is pursuant to
Article 2, 6, or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loan after notice has been given to any Bank in accordance with Section 2.04(a), 2.08(c) or 2.12(b), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or, subject to Section 9.06(e), by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.
Section 2.15.  Computation of Interest and Fees.
Interest based on the Citibank Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
Section 2.16.  Regulation D Compensation.  Each Bank
may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i)(A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Servicing Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify the Borrower at least five Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.
ARTICLE 3
CONDITIONS
Section 3.01.  Effectiveness.  This Agreement shall
become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):
(a)	receipt by the Administrative Agents of counterparts
hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agents in form satisfactory to them of written confirmation from such party of execution of a counterpart hereof by such party);
(b)	receipt by the Administrative Agents of an opinion of
Peter D. Bewley, Esq., General Counsel for the Borrower, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;
(c)	receipt by the Administrative Agents of an opinion of
Davis Polk & Wardwell, special counsel for the Administrative Agents, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;
(d)	receipt by the Administrative Agents of all documents
the Administrative Agents may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agents;
(e)	payment by the Borrower to each Agent and to the
Servicing Agent for the account of each Bank of fees in the amounts heretofore mutually agreed upon; and
(f)	receipt by the Administrative Agents of a copy of a
notice of termination of the Existing Credit Agreement, with evidence that such notice has been delivered to the administrative agent under the Existing Credit Agreement. provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than November 15, 2004. The Administrative Agents shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.
Section 3.02.  Borrowings.  The obligation of any Bank
to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
(a)	receipt by the Servicing Agent of a Notice of
Borrowing as required by Section 2.02;
(b)	the fact that, immediately after such Borrowing, the
aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;
(c)	the fact that, immediately before and after such
Borrowing, no Default shall have occurred and be continuing;
and
(d)	the fact that the representations and warranties of
the Borrower contained in this Agreement (other than the representation and warranty set forth in Section 4.04(c)) shall be true on and as of the date of such Borrowing.
Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants that:
Section 4.01.  Corporate Existence and Power.  The
Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
Section 4.02.  Corporate and Governmental
Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
Section 4.03.  Binding Effect.  This Agreement
constitutes a valid and binding agreement of the Borrower, and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.
Section 4.04.  Financial Information.
(a)	The consolidated balance sheet of the Borrower and
its Consolidated Subsidiaries as of June 30, 2004 and the related statements of consolidated earnings and consolidated cash flows for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Borrower's 2004 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
(b)	The unaudited consolidated balance sheet of the
Borrower and its Consolidated Subsidiaries as of September 30, 2004 and the related unaudited statements of consolidated earnings and consolidated cash flows for the three months then ended, set forth in the quarterly report for the fiscal quarter ended September 30, 2004 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine month period (subject to normal year-end adjustments).
(c)	Since September 30, 2004, there has been no material
adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.
Section 4.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of this Agreement or the Notes.
Section 4.06.  Compliance with ERISA.  Each member of
the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
Section 4.07.  Environmental Matters.  In the ordinary
course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.
Section 4.08. Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended June 30, 1996. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.
Section 4.09. Subsidiaries. Each of the Borrower's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
Section 4.10.  Full Disclosure.  All information
heretofore furnished by the Borrower to any Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to any Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.
ARTICLE 5
COVENANTS
The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:
Section 5.01. Information.  The Borrower will deliver
to each of the Banks:
(a)	as soon as available and in any event within 90 days
after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related statements of consolidated earnings and consolidated cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young LLP or other independent public accountants of nationally recognized standing;
(b)	as soon as available and in any event within 45 days
after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related statements of consolidated earnings and consolidated cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;
(c)	simultaneously with the delivery of each set of
financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.05 and Section 5.06 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(d)	within five days after any executive officer or
financial officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(e)	promptly upon the mailing thereof to the stockholders
of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
(f)	promptly upon the filing thereof, copies of all
registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;
(g)	if and when any member of the ERISA Group (i) gives
or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under
Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;
(h)	 promptly following, and in any event within 10 days
of, any change in a senior unsecured long-term debt rating by S&P or Fitch, notice thereof; and
(i)	from time to time such additional information
regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.
Information required to be delivered pursuant to
subsections (a), (b), (e) or (f) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Banks that such information has been posted on the Borrower's website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that (i) such notice may be included in a certificate delivered pursuant to subsections 5.01(c) and
(ii) the Borrower shall deliver paper copies of the information referred to in subsections (a), (b), (e) or (f) to any Bank if it requests such delivery.
Section 5.02.  Maintenance of Property; Insurance.  (a)
The Borrower will keep, and will cause each Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided that nothing in this Section 5.02(a) shall prohibit the disposal of any material property if the Borrower in good faith determines that such disposal is in the best interest of the Borrower and is not materially disadvantageous to the Banks.
(b)	The Borrower will, and will cause each of its
Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective material properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
Section 5.03. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Material Subsidiary to continue, to engage in businesses of the same general types as are now conducted by the Borrower and its Material Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.03 shall prohibit (i) the merger of a Material Subsidiary into the Borrower or the merger or consolidation of a Material Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Material Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Material Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.
Section 5.04. Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.
Section 5.05.  Consolidated Leverage Ratio.  The
Borrower will not permit the ratio of (i) Consolidated Debt, determined at any date, to (ii) Consolidated EBITDA for the four consecutive fiscal quarters then ended on or most recently prior to such date, to be greater than 3.25:1.
Section 5.06.  Negative Pledge.  Neither the Borrower
nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
(a)	Liens existing on the date of this Agreement securing
Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $25,000,000;
(b)	any Lien existing on any asset of any corporation at
the time such corporation becomes a Subsidiary and not created in contemplation of such event;
(c)	any Lien on any asset securing Debt incurred or
assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;
(d)	any Lien on any asset of any corporation existing at
the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;
(e)	any Lien existing on any asset prior to the
acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;
(f)	any Lien arising out of the refinancing, extension,
renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased (other than any increase reflecting the costs of such refinancing, extension, renewal or refunding) and is not secured by any additional assets;
(g)	Liens arising in the ordinary course of its business
which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding $200,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;
(h)	Liens on cash and cash equivalents securing
Derivatives Obligations; provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $100,000,000; and
(i)	Liens not otherwise permitted by the foregoing
clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed 15% of Consolidated Net Worth.
Section 5.07.  Consolidations, Mergers and Sales of
Assets. The Borrower will not (i) consolidate or merge with or into any other Person, (ii) sell, lease or otherwise transfer all or substantially all of the assets of the Borrower to any other Person or (iii) sell, lease or otherwise transfer, directly or indirectly, a substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person if (in the case of this clause (iii)) such sale will result in a material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.
Section 5.08.  Use of Proceeds.  The proceeds of the
Loans made under this Agreement will be used by the Borrower for general corporate purposes, including but not limited to payment of maturing commercial paper and repurchase of the Henkel KGaA shares. None of such proceeds will be used, directly or indirectly, in violation of the Margin Regulations.
ARTICLE 6
DEFAULTS
Section 6.01.  Events of Default.  If one or more of
the following events ("Events of Default") shall have
occurred and be continuing:
(a)	the Borrower shall fail to pay when due any principal
of any Loan, or shall fail to pay within five days of the due date thereof any interest, fees or any other amount payable hereunder;
(b)	the Borrower shall fail to observe or perform any
covenant contained in Section 5.05 to 5.08, inclusive;
(c)	the Borrower shall fail to observe or perform any
covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agents at the request of any Bank;
(d)	any representation, warranty, certification or
statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);
(e)	the Borrower or any Subsidiary shall fail to make any
payment in respect of any Material Financial Obligations when due or within any applicable grace period;
(f)	any event or condition shall occur which results in
the acceleration of the maturity of any Material Debt or enables the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;
(g)	the Borrower or any Material Subsidiary shall
commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(h)	an involuntary case or other proceeding shall be
commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
(i)	any member of the ERISA Group shall fail to pay when
due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000;
(j)	a judgment or order for the payment of money in
excess of $25,000,000 shall be rendered against the Borrower or any Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or
(k)	(x) Henkel Corporation and its subsidiaries shall
have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of, or shall have stated its intention to acquire, 50% or more of the outstanding shares of common stock of the Borrower, (y) any person (other than Henkel Corporation and its subsidiaries) or group of persons (within the meaning of
Section 13 or 14 of said Act), other than a group consisting solely of Henkel Corporation and one or more of its subsidiaries, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding shares of common stock of the Borrower, or (z) during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;
then, and in every such event, the Administrative
Agents shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding more than 50% of the aggregate principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agents or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 6.02.  Notice of Default.  The Administrative
Agents shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.
ARTICLE 7
THE AGENTS
Section 7.01.  Appointment and Authorization.  Each
Bank irrevocably appoints and authorizes the Administrative Agents and the Servicing Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agents and the Servicing Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.
Section 7.02. Agents and Affiliates. Citicorp North America, Inc. and JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not an Agent, and Citicorp North America, Inc. and JPMorgan Chase Bank, N.A. and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not an Agent hereunder.
Section 7.03.  Action by Administrative Agents and
Servicing Agent. The obligations of the Administrative Agents and the Servicing Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, neither the Administrative Agents nor the Servicing Agent shall be required to take any action with respect to any Default, except as expressly provided in
Article 6.
Section 7.04.  Consultation with Experts.  The
Administrative Agents and the Servicing Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 7.05. Liability of Administrative Agents and Servicing Agent. Neither the Administrative Agents nor the Servicing Agent nor any of their respective affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agents nor the Servicing Agent nor any of their respective affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agents; or
(iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. Neither the Administrative Agents nor the Servicing Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.
Section 7.06.  Indemnification.  Each Bank shall,
ratably in accordance with the aggregate amount of its Commitment, indemnify the Administrative Agents, the Servicing Agent, their respective affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.
Section 7.07.  Credit Decision.  Each Bank acknowledges
that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
Section 7.08.  Successor Agents.  Any Agent may resign
at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, as the case may be, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.
Section 7.09.  Fees.  The Borrower shall pay to each
Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and such Agent.
Section 7.10.  Syndication Agent.  Nothing in this
Agreement shall impose any duty or liability whatsoever on the Syndication Agent in its capacity as such.
ARTICLE 8
CHANGE IN CIRCUMSTANCES
Section 8.01.  Basis for Determining Interest Rate
Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan:
(a)	the Servicing Agent is advised by the Reference Banks
that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or
(b)	Banks having 50% or more of the aggregate amount of
the Commitments advise the Servicing Agent that the London Interbank Offered Rate, as determined by the Servicing Agent, will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Servicing Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Servicing Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans, or to continue to convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Servicing Agent at least two Business Days before the date of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.
Section 8.02.  Illegality.  If, on or after the date of
this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Servicing Agent, the Servicing Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Servicing Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended. Before giving any notice to the Servicing Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted into a Base Rate Loan either
(i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (ii) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund any such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Banks.
Section 8.03.  Increased Cost and Reduced Return.  (a)
If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit, insurance assessment or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.16) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Servicing Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.
(b)	If any Bank shall have determined that, after the
date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Servicing Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.
(c)	Each Bank will promptly notify the Borrower and the
Servicing Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
Section 8.04.  Taxes.  (a) For the purposes of this
Section 8.04(a), the following terms have the following
meanings:
"Taxes" means any and all present or future taxes,
duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Servicing Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Servicing Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.
"Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.
(b)	Any and all payments by the Borrower to or for the
account of any Bank or the Servicing Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Servicing Agent (as the case may
be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Servicing Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.
(c)	The Borrower agrees to indemnify each Bank and the
Servicing Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Servicing Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Servicing Agent (as the case may be) makes demand therefor.
(d)	Each Bank organized under the laws of a jurisdiction
outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Servicing Agent with Internal Revenue Service form W-8ECI or W-8BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.
(e)	For any period with respect to which a Bank has
failed to provide the Borrower or the Servicing Agent with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.
(f)	If the Borrower is required to pay additional amounts
to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change
(i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.
Section 8.05 Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans, and in any such case the Borrower shall, by at least three Business Days' prior notice to such Bank through the Servicing Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist all Loans which would otherwise be made by such Bank as (or continued as or converted to) Euro-Dollar Loans shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks. If such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to any related Euro-Dollar Loans of the other Banks.
Section 8.06.  Substitution of Bank.  If (i) the
obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04, the Borrower shall have the right, with the assistance of the Administrative Agents, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase the Note and assume the Commitment of such Bank.
ARTICLE 9
MISCELLANEOUS
Section 9.01.  Notices.  All notices, requests and
other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Servicing Agent or either Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, telex or facsimile number as such party may hereafter specify for the purpose by notice to the Servicing Agent, Administrative Agents and the Borrower.
Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Servicing Agent under Article 2 or
Article 8 shall not be effective until received.
Section 9.02.  No Waivers.  No failure or delay by any
Agent or Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 9.03.  Expenses, Documentary Taxes;
Indemnification. (a) The Borrower shall pay (i) all out-of-pocket expenses of the Administrative Agents, including reasonable fees and disbursements of special counsel for the Administrative Agents, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Agent and Bank, including the reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.
(b)	The Borrower agrees to indemnify each Agent and Bank,
their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened, relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.
Section 9.04.  Sharing of Set-Offs.  Each Bank agrees
that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower
other than its indebtedness under the Notes.   The Borrower
agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.
Section 9.05.  Amendments and Waivers.  Any provision
of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of any Agent are affected thereby, by such Agent); provided that no such amendment or waiver shall, unless signed by each affected Bank, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for the termination of any Commitment; and provided further that, unless signed by all Banks, no such amendment or waiver shall change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.
Section 9.06.  Successors and Assigns.  (a) The
provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.
(b)	Any Bank may at any time grant to one or more banks
or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower or any Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower, the Servicing Agent and the Administrative Agents shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or
(iii) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 2.16 or Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).
(c)	Any Bank may at any time assign to one or more banks
or other institutions (each an "Assignee") all, or a proportionate part (equal to an initial Commitment of not less than $5,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower and the Administrative Agents, which shall not be unreasonably withheld; provided that, (i) if an Assignee is another Bank or an affiliate of such transferor Bank, the subscribed consent of the Borrower shall not be required and the requirement that at least $5,000,000 be assigned shall not apply and (ii) if an Event of Default has occurred and is continuing, no such consent of the Borrower shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agents and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Servicing Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Servicing Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.
(d)	Any Bank may at any time assign all or any portion of
its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.
(e)	No Assignee, Participant or other transferee of any
Bank's rights shall be entitled to receive any greater payment under Section 8.03 or Section 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
Section 9.07.  Confidentiality.  The Agents and each
Bank agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed
(a) to its affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agents or any Bank on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agents or any Bank on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 9.08.  Collateral.  Each of the Banks
represents to each Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
Section 9.09.  Governing Law; Submission to
Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
Section 9.10.  Counterparts; Integration.  This
Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
Section 9.11.  WAIVER OF JURY TRIAL.  EACH OF THE
BORROWER, THE AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.12.  USA Patriot Act.  Each Bank hereby
notifies the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.


IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
THE CLOROX COMPANY
By:


Name:
Charles R.
Conradi

Title:
Treasurer
and Vice
President
of Tax


By:


Name:
Daniel J.
Heinrich

Title:
Chief
Financial
Officer

Address:    1221 Broadway
		    Oakland, California 94612
Attention:  Launy Senee, Assistant Treasurer
Facsimile:  510-271-6590
Taxpayer Identification Number:
31-0595760

Website:  www.clorox.com



CITICORP NORTH AMERICA, INC., as
a Bank, as Servicing Agent and
as Administrative Agent
By:


Title:





						Address: Citigroup Global
Agency
							    2 Penns Way
							    New Castle, DE
19720
					Attention: Jannet Wallace-
Himmler
						Facsimile: 302-894-6029
							      212-994-0961




JPMORGAN CHASE BANK, N.A., as a
Bank and as Administrative
Agent
By:


Name:
William
Rindfus

Title:
Vice
President

					Address: 270 Park Avenue
						   New York, NY 10017
					Attention: William Rindfuss
					Facsimile: 415-315-8586




GOLDMAN SACHS CREDIT PARTNERS
L.P.,
as a Bank and as Syndication
Agent
By:


Name:
William
Archer

Title:
Authorized
Signatory



(continued.)
(.continued)


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